MUELLER WATER PRODUCTS [logo]                        PRESS RELEASE

FOR IMMEDIATE RELEASE	Investor Contact: Martie Edmunds Zakas
March 31, 2016	Sr. Vice President - Strategy, Corporate Development &
Communications
770-206-4237
mzakas@muellerwp.com

Media Contact: John Pensec
Sr. Director - Corporate Communications & Public Affairs
770-206-4240
jpensec@muellerwp.com

Mueller Water Products Increases Quarterly Dividend

ATLANTA, March 31, 2016 -- Mueller Water Products, Inc. (NYSE:MWA) announced that its Board of Directors has declared a quarterly dividend of three cents ($0.03) per share, payable on or about May 20, 2016, to stockholders of record as of the close of business on May 10, 2016. The dividend represents a 50 percent increase from the previous quarter’s dividend of $0.02 per share.
“We are increasing our dividend as part of a disciplined capital allocation strategy that seeks to enhance the value delivered to our stockholders,” said Gregory E. Hyland, chairman, president and chief executive officer. “The increase reflects our continued confidence in the Company’s strong financial position and growth prospects.”
Forward-Looking Statements
This press release contains certain statements that may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address activities, events or developments that we intend, expect, plan, project, believe or anticipate will or may occur in the future are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding future events (such as our capital allocation strategy and commitment, and our continued strong financial position and growth prospects) that involve risks and uncertainties. Forward-looking statements are based on certain assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions and expected future developments. Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, including regional, national or global political, economic, business, competitive, market and regulatory conditions and the other factors that are described in the section entitled "RISK FACTORS" in Item 1A of our most recently filed Annual Report on Form 10-K. Undue reliance should not be placed on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements, except as required by law.
About Mueller Water Products, Inc.
Mueller Water Products, Inc. (NYSE:MWA) is a leading manufacturer and marketer of products and services used in the transmission, distribution and measurement of water in North America. Our broad product and service portfolio includes engineered valves, fire hydrants, metering products and systems, leak detection and pipe condition assessment. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. The piping component systems produced by Anvil help build connections that last in commercial, industrial, mechanical, fire protection and oil & gas applications. Visit us at www.muellerwaterproducts.com.
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